Exhibit 99.1

Guaranty Bancshares, Inc.
Reports Third Quarter and Year-To-Date Earnings

MOUNT PLEASANT, TEXAS – October 29, 2003 – Guaranty Bancshares, Inc. (Nasdaq: GNTY), a community-oriented bank holding company in Northeast Texas and the parent company of Guaranty Bond Bank, reported third quarter and nine-month earnings today as of September 30, 2003. Net income for the third quarter of 2003 was $935,000, a decrease of $157,000 or 14.4% over the third quarter of 2002. Net income for the first nine months of 2003 was $2.8 million, a decrease of $412,000 or 13.0% from the first nine months of 2002. Diluted earnings per share for the quarter was $0.32 and for the first nine months was $0.94, down 11.1% and 10.5% respectively over the same comparable periods last year.

Ty Abston, President of Guaranty Bond Bank, stated, “Although we will come in short of our original projections for the year, our financial results are encouraging and we will have a respectable year in earnings. Our strategy to not chase short-term profits by investing in riskier loans and longer-term securities, should pay off as the economy improves and interest rates rise. Our Company is positioned so that long-term earnings should continue to prosper. We are particularly pleased this year with our improvements in technology, staff training, and internal procedures. Guaranty continues to stay focused on a strategy that provides ongoing value to our shareholders and our communities.”

Assets were $526.2 million at September 30, 2003 representing an increase of $10.4 million or 2.0% since September 30, 2002. Customer funding sources, representing deposits, and borrowings created the growth in assets. Deposits grew $4.8 million or 1.2% to $420.7 million during the same period. Long-term debt, Trust Preferred Securities, increased $3.0 million or 42.9% and Federal Home Loan Bank borrowings increased $2.7 million or 5.2%. Also during the period since September 30, 2002, total loans grew $5.4 million or 1.5% to $356.8 million. Stockholders’ equity increased $613,000, or 1.8% to $35.6 million since September 30, 2002.

The decrease in net income for the third quarter and nine months ended September 30, 2003 was primarily attributable to an increase in noninterest expense partially offset by an increase in net interest income and a lower provision for loan losses for the three and nine-month periods.

The increase in net interest income was $13,000 or 0.3% for the third quarter and $421,000 or 3.4% for the nine months ended September 30, 2003. The increase is primarily the result of more earnings from an increase in average earning assets partially offset by a lower net interest margin. The net interest margin decreased from 3.75% to 3.57% for the third quarter and from 3.75% to 3.56% for the nine months ended September 30, 2003.

Non-interest income decreased $18,000 or 1.5% for the third quarter and increased $159,000 or 4.3% for the nine months ended September 30, 2003. The increase in the nine-month period is primarily due to an increase in fee income from the sale of mortgage loans into the secondary market.

Non-interest expense increased $280,000 or 7.6% for the third quarter and $1.3 million or 12.0% for the nine months ended September 30, 2003. These increases reflect costs associated with the Company’s growth and included increases in salary and employee benefits expense, primarily for additional staff in the Mt. Pleasant, Texarkana and Sulphur Springs locations.

The provision for loan losses was $250,000 compared to $335,000 for the quarter ended September 30, 2003 and 2002 respectively and $775,000 compared to $1.0 million for the nine months ended September 30, 2003 and 2002 respectively. The overall decrease is primarily due to fewer net charge-offs during the period.

Exhibit 99.1

The annualized return on average shareholders’ equity for the quarter ended September 30, 2003, was 10.53% compared to 12.51% for the same period in 2002. The annualized return on average assets was 0.70% for the quarter ended September 30, 2003 compared to 0.87% for the same period in 2002. The annualized return on average shareholders’ equity for the nine months ended September 30, 2003, was 10.45% compared to 12.61% for the same period in 2002. The annualized return on average assets was 0.70% for the nine months ended September 30, 2003 compared to 0.88% for the same period in 2002.

Asset quality remained strong at September 30, 2003, with non-performing assets declining from $4.3 million at December 31, 2002 to $4.2 million at September 30, 2003, a 4.0% decrease. As of September 30, 2003, non-performing assets represented only 0.79% of total assets. Net charge-offs during the three months ended September 30, 2003 totaled $240,000 or 0.07% of average loans compared to $279,000 or 0.08% during the same period in 2002. For the nine months ended September 30, 2003, the Company recorded net charge-offs of $627,000 or 0.17% of average loans as compared to net charge-offs of $749,000 or 0.22% during the same period of 2002. At September 30, 2003, the allowance for loan losses totaled $3.8 million or 1.08% of loans.

Cappy Payne, Senior Vice President and Chief Financial Officer of Guaranty Bancshares, Inc., commented, “Net interest income remains under pressure during the quarter as rates continue to hover at historical lows. We are continuing to focus on increasing net interest income by making prudent loan decisions coupled with careful management of interest margins and funding. We will continue to specialize in relationship banking, producing a loyal and diverse customer base.”

Guaranty Bancshares, Inc. is a $526.2 million holding company that owns 100% of Guaranty Bond Bank. The Bank currently has ten locations in Northeast Texas and one location in Fort Stockton, Texas. Guaranty Bond Bank is celebrating its 90th Anniversary in 2003.

Operating under a community banking philosophy, the Company seeks to develop broad customer relationships based on personal service and convenience. The Company offers a variety of traditional loan and deposit products to its customers. The Company’s customers consist primarily of small and medium sized businesses and consumers. In addition to established banking products, the bank offers a complete line of trust services, on-line banking, phone-plus banking, debit cards, and brokerage services through its subsidiary.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

Other Information

For more information about Guaranty Bancshares, Inc., please access the Company’s web site at http://www.gnty.com.

For further information contact:

Arthur B. Scharlach, Jr., President & CEO or Clifton A. Payne, Senior Vice President & CFO	903/ 572-9881 903/ 572-9881

Exhibit 99.1

GUARANTY BANCSHARES, INC. SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

	(Dollars in thousands, except per share data)
Income Statement Data:

Interest Income	$6,722	$7,357	$20,765	$21,631
Interest Expense	2,413	3,061	8,013	9,300

Net interest income	$4,309	$4,296	$12,752	$12,331
Provision for loan losses	250	335	775	1,035

Net interest income after provision for loan losses	4,059	3,961	11,977	11,296
Noninterest income	1,209	1,227	3,895	3,736
Noninterest expense	3,963	3,683	12,032	10,747

Earnings before taxes	1,305	1,505	3,840	4,285
Provision for income tax expense	370	413	1,085	1,118

Net earnings	935	1,092	2,755	3,167
Preferred stock dividend	$—	$—	—	—

Net earnings available to common shareholders	$935	$1,092	$2,755	$3,167

Common Share Data:
Net earnings (basic) (1)	$0.32	$0.36	$0.94	$1.06
Net earnings (diluted) (1)	0.32	0.36	0.94	1.05
Book value	12.18	11.68	12.18	11.68
Tangible book value	11.38	10.90	11.38	10.90
Cash dividends	0.0000	0.0000	0.1700	0.1500
Dividend payout ratio	N/A	N/A	18.03%	14.19%
Weighted average shares outstanding (in thousands)	2,922	2,996	2,923	2,998
Period end shares outstanding (in thousands)	2,922	2,996	2,922	2,996

Balance Sheet Data:
Total assets	$526,239	$515,835	$526,229	$515,835
Securities	107,219	96,958	107,219	96,958
Loans	356,828	351,407	356,828	351,407
Allowance for loan losses	3,840	3,632	3,840	3,632
Total deposits	420,724	415,885	420,724	415,885
Total common shareholders’ equity	35,597	34,984	35,597	34,984

Average Balance Sheet Data:
Total assets	$528,418	$498,322	$526,885	$482,511
Securities	110,938	92,918	111,321	87,586
Loans	358,357	347,446	360,387	338,702
Allowance for loan losses	3,795	3,574	3,753	3,434
Total deposits	424,536	404,960	426,259	397,282
Total common shareholders’ equity	35,219	34,645	35,261	33,587

Performance Ratios:
Return on average assets	0.70%	0.87%	0.70%	0.88%
Return on average common equity	10.53%	12.51%	10.45%	12.61%
Net interest margin	3.57%	3.75%	3.56%	3.75%
Efficiency ratio (2)	72.03%	71.39%	73.10%	68.44%

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Exhibit 99.1

GUARANTY BANCSHARES, INC. SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002

Asset Quality Ratios (3):
Nonperforming assets to total loans and other real estate	1.16%	1.06%	1.16%	1.06%
Net loan charge-offs to average loans	0.07%	0.08%	0.17%	0.22%
Allowance for loan losses to total loans	1.08%	1.03%	1.08%	1.03%
Allowance for loan losses to nonperforming loans (4)	114.83%	127.93%	114.83%	127.93%

Capital Ratios:
Leverage ratio	8.17%	8.22%	8.17%	8.22%
Average shareholders’ equity to average total assets	6.66%	6.95%	6.69%	6.96%
Tier 1 risk-based capital ratio	12.10%	11.62%	12.10%	11.42%
Total risk-based capital ratio	13.18%	12.69%	13.18%	12.69%

(1)	Net earnings per share is based upon the weighted average number of common shares outstanding during the period.

(2)	Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding securities losses or gains.

(3)	At period end, except net loan charge-offs to average loans.

(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.

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